SECOND AMENDMENT TO FINANCING AGREEMENT


          Second Amendment to Financing Agreement dated as of this 4th day of February, 1999 (the "Amendment"), by and among Foreland Corporation, a Nevada corporation ("Foreland"), Eagle Springs Production Limited-Liability Company, a Nevada limited liability company ("Eagle Springs"), Foreland Refining Corporation, a Texas corporation ("Foreland Refining"), Foreland Asphalt Corporation, a Utah corporation ("Foreland Asphalt"), Foreland Asset Corporation, a Nevada corporation ("Foreland Asset") and Foreland Transportation, Inc., a Utah corporation (formerly known as Petrosource Transportation) ("Transportation") (each a "Borrower" and collectively referred to as "Borrowers"), and Energy Income Fund, L.P., a Delaware limited partnership ("EIF"), to that certain Financing Agreement dated as of January 6, 1998, as amended by that First Amendment to Financing Agreement dated as of August 10, 1998 (as amended, the "Financing Agreement").

                                   RECITALS

          WHEREAS, pursuant to the Financing Agreement, EIF agreed to make loans to Borrowers for the purposes and subject to the terms and conditions set forth therein;

          WHEREAS, Borrowers have failed to pay recent payments due under the Financing Agreement;

          WHEREAS, Borrowers have requested that EIF defer principal payments under the Financing Agreement and advance additional funds for completion of the development and improvement of the Cowboy Asphalt Terminal located in Woods Cross, Utah and for completion of additional capital improvements on the Refineries;

          WHEREAS, Borrowers have requested that EIF grant to them an option to reacquire all warrants acquired pursuant to the Financing Agreement and all preferred stock purchased pursuant to the Stock Purchase Agreement dated as of August 10, 1998 between EIF and Foreland (the "Stock Purchase Agreement");

          WHEREAS, EIF is willing to agree to Borrowers' requests on the terms and conditions set forth in this Amendment;

          WHEREAS, Section 11.2(a) of the Financing Agreement provides that the parties thereto may amend or modify the Financing Agreement by a written instrument duly executed by the parties;

          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. All capitalized terms used herein shall have the meanings assigned to them in the Financing Agreement unless expressly defined otherwise in this Amendment.

          2. Except as otherwise specifically provided herein, all terms and conditions of the Financing Agreement shall apply to the interpretation and enforcement of this Amendment as if explicitly set forth herein.

          3. On November 1, 1998, a principal payment of $228,103.93 became due and payable under the Financing Agreement and Borrowers have made no payment thereon. On November 10, 1998, a payment of $1,300,000 related to repayment of the Petro Source Inventory Financing became due and payable under the Financing Agreement and Borrowers have made no payment thereon. On December 1, 1998, a principal payment of $228,103.93 became due and payable under the Financing Agreement and Borrowers have made no payment thereon. On January 1, 1999, a principal payment of $296,535.21 became due and payable under the Financing Agreement and Borrowers have made no payment thereon. On February 1, 1999, a principal payment of $296,535.21 became due and payable under the Financing Agreement and Borrowers have made no payment thereon. Borrowers acknowledge and agree that deficiencies of $228,103.93, $1,300,000, $228,103.93, $296,535.21 and
$296,535.21 remain due and unpaid under the Financing Agreement from November 1, 1998, November 10, 1998, December 1, 1998, January 1, 1999 and February 1, 1999 respectively, and that such deficiencies constitute Events of Default pursuant to Section 8.1 of the Financing Agreement. Borrowers have requested, and EIF agrees, that EIF (i) shall forbear from accelerating the balance of the Loans,
(ii) shall forbear from exercising its rights and remedies under the Security Instruments, and (iii) shall forbear from assessing interest at the Default Rate, each as a result of such payment deficiencies; provided however, that, nothing contained in this Amendment shall prohibit EIF from declaring an Event of Default or exercising any and all remedies available to it pursuant to the terms of the Loan Documents, should any other Default or Event of Default occur. Borrowers acknowledge that, subject to the forbearance set forth in the preceding sentence, EIF has not waived any Default or Event of Default or any of the remedies available to it under the Loan Documents. Borrowers hereby expressly acknowledge that any failure by EIF to enforce its rights under the Financing Agreement in the past does not entitle Borrowers to any such forbearance under any section of the Financing Agreement in the future. Any breach of the terms of this Amendment shall be a Default under the Financing Agreement.

          4. The preamble to the Financing Agreement is amended by changing the name of Petrosource Transportation to Foreland Transportation, Inc. to reflect its corporate name change. By executing this Amendment, Foreland Transportation, Inc. agrees to be bound by and expressly adopts, ratifies, confirms and restates all provisions under the Financing Agreement as if it were an original party to the Financing Agreement, including but not limited to all representations and warranties, each of which shall be deemed to have been made as of the date hereof. Prior to any Funding under the Cowboy Improvement Financing or the Restructuring Closing Financing, Borrowers shall execute and deliver all certificates and opinions requested by EIF and its counsel.

          5. Section 1.1 of the Financing Agreement is amended to include the following definitions, inserted in the appropriate alphabetical order:

               "Common Stock Issuance Agreement" shall mean that certain Common Stock Issuance Agreement dated February 4, 1999 between EIF and Foreland relating to the issuance of 250,000 shares of the common stock of Foreland to EIF.

               "Cowboy Asphalt Pledge and Security Agreement" shall mean that certain Pledge and Security Agreement, dated as of February 4, 1999, from Foreland Asphalt to EIF, related to Foreland Asphalt's one-third membership interest in Cowboy Asphalt Terminal, L.L.C., a Utah limited liability company ("Cowboy Asphalt").

               "Cowboy Asphalt Security Agreement" shall mean that certain Security Agreement, dated February 4, 1999, from Foreland Asphalt to EIF, related to certain fixtures owned by Foreland Asphalt and located on the real property of Cowboy Asphalt.

               "Restructuring Closing Financing" shall have the meaning set forth in Section 2.3(a)(x) of the Financing Agreement.

               "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of August 10, 1998 between EIF and Foreland relating to convertible preferred stock of Foreland purchased by EIF.

          6    Section 1.1 is further amended to delete the following
definitions, and to replace them in their entirety with the following definitions, respectively:

               "Borrower" shall mean any of Foreland, Eagle Springs, Foreland Refining, Foreland Asphalt, Foreland Asset and Transportation.

               "Borrowers" shall mean Foreland, Eagle Springs, Foreland Refining, Foreland Asphalt, Foreland Asset and Transportation, jointly and severally.

          7. Article II is amended by deleting Section 2.3(a)(vi) and replacing it with the following:

                         " (vi) up to Five Hundred Thousand Dollars ($500,000)
               to finance working capital associated with the Refineries (the "Petro Source Working Capital Financing");

          8. Article II is further amended by adding the following Section 2.3(a)(x):

                         " (x)  up to One Hundred Thousand Dollars ($100,000) to
               finance certain of EIF's costs related to the closing of the transactions contemplated by this Amendment (the "Restructuring Closing Financing");

          9. Article II is further amended by deleting Section 2.7 and replacing it with the following:

               2.7  Repayment of Principal and Interest on Refinancing Loan.
          The first payment on the funds advanced under the Refinancing Loan shall be due and payable on February 1, 1998 (the "First Interest Only Payment Date") and shall be a payment of interest only, but not principal, such payment to be the amount of interest accrued from the date on which the Refinancing Loan is first funded until the First Interest Only Payment Date. The next thirteen (13) payments on the Refinancing Loan shall be made on the first Business Day of each of the thirteen (13) calendar months following the First Interest Only Payment Date and shall be a payment of accrued interest only and not principal. (The date on which the last of such payments is due will be hereinafter referred to as the "Last Interest Only Payment Date.") The principal amount of and the interest accrued on the Refinancing Loan shall then be repaid in thirty-four (34) monthly installments, each payment (other than the final payment) equal to an amount set forth in a schedule to be provided to Borrowers, sufficient to amortize the principal amount of the Loan over forty-eight (48) months. Such payments will be due in arrears on the first day of each month, beginning April 1, 1999, unless such day is not a Business Day, in which event payment shall be due on the first Business Day thereafter, with the final payment of interest and all outstanding principal due on January 1, 2002. All unpaid principal and accrued and unpaid interest shall be due and payable on the Final Payment Date.

          10. Article IV is amended by deleting subsection 4.1(m) and replacing it with the following:

          " (m)     All of each Borrower's right, title and interest in the one-
third membership interest in Cowboy Asphalt, the proceeds thereof and other properties as defined as Collateral and described in the Cowboy Asphalt Pledge and Security Agreement.


          11.  Article IV is amended by adding the following subsection to
Section 4.1:

          " (o)     All of each Borrower's right, title and interest in certain fixtures located on the real property of Cowboy Asphalt, the proceeds thereof and other properties defined as Collateral and described in the Cowboy Asphalt Security Agreement.

          12. Article V is amended by deleting Section 5.23(a) and replacing it with the following:

          " (a)     The authorized capital of Foreland consists of (i)
50,000,000 shares of common stock, par value $0.001 per share (the "Shares"), of which 9,423,190 shares are issued and outstanding as of the date hereof, and
(ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 preferred shares are designated as 1991 Series Convertible Preferred Stock with 20,000 of such preferred shares issued and outstanding as of the date hereof (convertible into 6,667 shares of Common Stock); 1,650,000 preferred shares are designated as 1994 Series Convertible Redeemable Preferred Stock with 153,140 of such preferred shares issued and outstanding as of the date hereof (convertible into 51,047 shares of Common Stock); 1,000,000 preferred shares are designated as 1995 Series Convertible Preferred Stock with 349,103 of such preferred shares issued and outstanding as of the date hereof (convertible into 116,368 shares of Common Stock); 50,000 preferred shares are designated as Series A Preferred Stock with none of such preferred shares issued and outstanding as of the date hereof; 2,000 preferred shares are designated as 1998 Series Convertible Preferred Stock with all of such preferred shares issued and outstanding as of the date hereof (convertible into 333,333 shares of Common Stock); and 298,000 preferred shares are not designated (together, the "Capital Stock"). Foreland has no other shares of Capital Stock of any class or other equity securities authorized, issued, or outstanding. Foreland has reserved a sufficient number of authorized Shares for issuance pursuant to the Warrants and the conversion of the preferred stock. Except as set forth in Schedule 5.23, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or commitments of any character obligating Foreland to issue any Shares or securities convertible into or exchangeable for or evidencing the right to purchase or subscribe for any capital stock of Foreland.

          13. Article VII is amended by deleting the heading of Section 7.23 and replacing it with the following:

          "7.23     Financial Covenants.  The following financial covenants
refer to the financial position of the Borrowers on a consolidated basis.

          14. Article VII is amended by deleting Section 7.23(e) and replacing it with the following:

               " (e)     For the first three fiscal quarters of calendar year
1998, Borrowers' exploration expenses and general and administrative overhead expenses will not exceed $400,000 per fiscal quarter. For the fourth fiscal quarter of calendar year 1998 and for the first two fiscal quarters of calendar year 1999, Borrowers' exploration expense and general and administrative overhead expenses, excluding delay rentals and third party seismic costs, will not exceed $650,000 per fiscal quarter and Borrowers shall not increase any compensation levels without the prior written approval of EIF. For the third quarter of the calendar year 1999 and thereafter, Borrowers' exploration expense and general and administrative overhead expenses, excluding delay rentals and third party seismic costs, will not exceed twenty-five percent (25%) of Borrowers' net income before income taxes, plus interest expense, depreciation, depletion, amortization and other non-cash expense items used in or provided by operating activities, exploration expense and general and administrative expenses deducted in determining such net income, calculated on the last day of each fiscal quarter.

          15. Article VII is amended by deleting the third paragraph of Section 7.39(b) and replacing it with the following:

          "The foregoing provisions of this Section 7.39 shall not apply to (i) each issuance of additional securities, if any, the proceeds of which are used to repay the Loans in full within thirty (30) days (ii) each issuance of equity securities, if any, that is pursuant to an offering with net proceeds to Foreland of Twenty Million Dollars ($20,000,000) or more or (iii) the issuance of securities pursuant to the Stock Purchase Agreement or the Common Stock Issuance Agreement. The occurrence of any issuance described in (i), (ii) or
(iii) above shall not in any way limit the subsequent application of any other provision of this Section.

          16. Article VII is amended by deleting Section 7.40 and replacing it with the following:

          "7.40     Real Property of Cowboy Asphalt.   No Borrower other than
Foreland Asphalt shall place fixtures or other property on the real property of Cowboy Asphalt.

          17. Article VII is further amended by deleting Section 7.41 and replacing it with the following:

          "7.41     Repayment of the Petro Source Inventory Financing.
Borrowers shall repay the Petro Source Inventory Financing by April 1, 1999.

          18. EIF agrees to waive, until March 31, 1999, Borrowers' compliance with the (i) financial covenants set forth in subsections 7.23(a), 7.23(b), 7.23(c) and 7.23(d) of the Financing Agreement and (ii) the collateral/indebtedness ratio covenant set forth in Section 2.14 of the Financing Agreement; provided that, from and after April 1, 1999, the Borrowers' failure to comply with any of these covenants will be considered an Event of Default under the Financing Agreement. EIF agrees to waive, until October 1, 1998, Borrowers' compliance with the financial covenants set forth in subsection 7.23(e); provided that, from and after October 1, 1998, Borrowers' failure to comply with subsection 7.23(e) will be considered an Event of Default under the Financing Agreement. These waivers are limited to the circumstances described in this Amendment and will not be deemed to be a waiver of the covenants contained in Section 7.23 or Section 2.14 of the Financing Agreement or a waiver of any other provision of the Financing Agreement, except as expressly set forth herein. Borrowers hereby expressly acknowledge that failure by EIF to enforce its rights under Section 7.23 or Section 2.14 of the Financing Agreement in the past does not entitle Borrowers to any such forbearance under these or any other Sections of the Financing Agreement in the future.

          19. EIF further agrees to waive Borrowers' compliance with Section 7.39(c) of the Financing Agreement regarding consummation of a Qualified Offering. Borrowers hereby expressly acknowledge that failure by EIF to enforce its rights under Section 7.39(c) of the Financing Agreement in the past does not entitle Borrowers to any such forbearance under any other Section of the Financing Agreement in the future.

          20. Until March 31, 1999, EIF grants to Borrowers the option to reacquire (i) Warrant No. 1, (ii) Warrant No. 2 and (iii) the convertible preferred stock issued pursuant to the Stock Purchase Agreement upon payment of
(x) Three Million One Hundred Twenty Thousand Dollars ($3,120,000) and (y) repayment in full of all obligations due under the Financing Agreement. The prepayment premiums set forth in Section 2.10 of the Financing Agreement shall not apply to the full prepayment of Loans under this paragraph but are not waived as to any prepayment of Loans occurring after March 31, 1999.

          21. In exchange for EIF's agreements set forth herein, Foreland agrees to issue to EIF 250,000 shares of restricted Common Stock pursuant to the terms and conditions set forth in the Common Stock Issuance Agreement and the Registration Rights Agreement between EIF and Foreland dated August 10, 1998 as amended by the First Amendment to Registration Rights Agreement dated as of even date herewith and to extend the term of the Warrants to December 31, 2003. In addition, if Borrowers fail to repay the Loans in full by the earlier of (i) the expiration of the Oppenheimer Engagement (as defined in the following sentence) or any similar engagement, reasonably acceptable to EIF, that replaces the Oppenheimer Engagement or (ii) December 1, 1999, the exercise price of each of the Warrants shall be reduced to $3.00 per share, effective as of such date.
The "Oppenheimer Engagement" shall mean Foreland's engagement of CIBC Oppenheimer Corp. to render certain financial advisory and investment banking services to Foreland and its affiliates pursuant to the Exclusive Engagement Letter Agreement between CIBC Oppenheimer Corp. and Foreland dated October 26, 1998.

          22. Borrowers and EIF agree that all financing commitments of EIF under the Financing Agreement, other than the commitments related to $100,000 of the Cowboy Improvement Financing and the Restructuring Closing Financing, are terminated and canceled as of the date of this Amendment; provided however, that, nothing in this paragraph shall limit any of EIF's rights under the Financing Agreement, including but not limited to, its rights in the Overriding Royalty Interests, as set forth in Section 2.12 of the Financing Agreement, and to its additional financing right of first refusal, as set forth in Article 3 of the Financing Agreement. EIF agrees to fund (i) $100,000 of the Cowboy Improvement Financing and (ii) the balance of the Escrow Account within five (5) days of the satisfaction by Borrowers of all conditions precedent to such funding under Article 6 of the Financing Agreement and this Amendment.

          23. EIF agrees to waive Borrowers' compliance with Section 7.27 of the Financing Agreement as it pertains to the corporate name change of Petrosource Transportation to Foreland Transportation, Inc. as of December 1, 1998 and the change in the location of the Borrowers' executive offices on or about November 15, 1998. EIF further agrees to waive Borrowers' compliance with Sections 3.3(m) of the Security Agreements and Sections 3.3(k) of the Pledge and Security Agreements to the extent they required Borrowers to notify EIF of the corporate name change of Petrosource Transportation to Foreland Transportation, Inc. as of December 1, 1998 and the change in the location of the Borrowers' executive offices on or about November 15, 1998. EIF further agrees to waive Borrowers' compliance with those provisions of Sections 3.3(c) of the Security Agreements that prohibit the removal of Collateral as defined in the Security Agreements from the locations specified therein to the extent such provisions prohibited the relocation of such Collateral from the old executive offices of Borrowers to the new executive offices of Borrowers on or about November 15, 1998. These waivers are limited to the circumstances described in this paragraph and will not be deemed to be a waiver of the covenants contained in
Section 7.27 of the Financing Agreement, Sections 3.3(c) of the Security Agreements, Sections 3.3(m) of the Security Agreements, Sections 3.3(k) of the Pledge and Security Agreements or any other provision of the Financing Agreement, Security Agreements or Pledge and Security Agreements except as expressly set forth herein, including that nothing in this paragraph shall be deemed to waive Borrowers' compliance with the provisions of Sections 3.3(m) of the Security Agreements and Section 3.3(k) of the Pledge and Security Agreements to the extent they require that Borrowers take all necessary action required by EIF to continue perfection of EIF's security interest under such agreements as a result of the corporate name change and change in executive offices described in this paragraph or otherwise. Borrowers hereby expressly acknowledge that failure by EIF to enforce its rights under Section 7.27 of the Financing Agreement, Sections 3.3(c) of the Security Agreements, Sections 3.3(m) of the Security Agreements and Sections 3.3(k) of the Pledge and Security Agreements in the past does not entitle Borrowers to any such forbearance under such Sections or any other Section of such agreements in the future.

          24. Foreland shall execute and deliver to EIF, concurrent with the signing hereof, the First Amendment to Common Stock Purchase Warrant Dated January 6, 1998 (Warrant No. 1) between EIF and Foreland dated February 4, 1999 and the First Amendment to Common Stock Purchase Warrant Dated August 10, 1998 (Warrant No. 2) between EIF and Foreland dated February 4, 1999.

          25. Foreland shall execute and deliver to EIF, concurrent with the signing hereof, the First Amendment to Registration Rights Agreement between EIF and Foreland dated February 4, 1999 and the Common Stock Issuance Agreement.

          26. Borrowers and EIF acknowledge that the new amortization schedules, as set forth in Exhibit A to this Amendment, reflect the changes set forth in this Amendment, and that Borrowers have accepted the new schedules in substitution for the existing schedules that are currently attached to the Notes.

          27. To induce EIF to execute this Amendment, and in consideration of EIF's agreements herein, each Borrower represents and warrants that it does not have any claims, counterclaims, setoffs, actions or causes of action of any kind or nature whatsoever against EIF, its directors, officers, partners, employees, agents, attorneys, legal representatives, successors or assigns, directly or indirectly, arising out of, based upon or in any manner connected with any "Prior Related Event" (as hereinbelow defined), and hereby releases, discharges and forever waives and relinquishes any and all such claims, and causes of action against EIF, whether known or unknown, to the date hereof. As used herein the term "Prior Related Event" means any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, prior to the date hereof that occurred pursuant to any of the terms of any of the Loan Documents, or which was related to the Loans or any of the Loan Documents. Neither the offer of this release by Borrowers nor its acceptance by EIF shall constitute an acknowledgment of or admission by EIF of liability for any matter or a precedent upon which any liability may be asserted.

          28. Wherever the term "Borrowers" includes Foreland, Eagle Springs, Foreland Refining, Foreland Asphalt, Foreland Asset and Transportation, the remaining language in such section of the Financing Agreement shall be interpreted to apply to each of Foreland, Eagle Springs, Foreland Refining, Foreland Asphalt, Foreland Asset and Transportation, as the context requires.

          29. THIS AMENDMENT IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

          30. Except as expressly amended hereby, the Financing Agreement remains in full force and effect. Any references to the Financing Agreement in the Loan Documents shall refer to the Financing Agreement as amended hereby.

          31. This Amendment shall be of no force and effect until receipt and execution of this Amendment by EIF in its offices in Longmeadow, Massachusetts.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                         FORELAND CORPORATION


                         By: /s/ N. Thomas Steele, President

                         EAGLE SPRINGS PRODUCTION LIMITED-LIABILITY COMPANY


                         By: /s/ N. Thomas Steele, Manager

                         FORELAND REFINING CORPORATION


                         By:  /s/ Bruce C. Decker, President

                         FORELAND ASPHALT CORPORATION


                         By:  /s/ Bruce C. Decker, President

                         FORELAND ASSET CORPORATION


                         By:  /s/ Bruce C. Decker, President

                         FORELAND TRANSPORTATION, INC.


                         By:  /s/ Bruce C. Decker, President

                         ENERGY INCOME FUND, L.P.

                         By:  EIF General Partner, L.L.C.,
                                 its General Partner

                         By:  /s/ Robert D. Gershen, A Managing Director